EXHIBIT 99.1

YUME DECLARES SPECIAL DIVIDEND AND QUARTERLY DIVIDEND

Video Advertising Leader Reiterates Second Quarter Guidance and Continues to Evaluate Strategic Alternatives

REDWOOD CITY, Calif.—June 22, 2017 -- YuMe, Inc. (NYSE: YUME), a proven partner for video advertising leadership and innovation, today announced that its Board of Directors has declared a special dividend of $1.00 per share, and a quarterly dividend of $0.03 per share. Both dividends are payable on July 7, 2017, to stockholders of record as of the close of business on July 3, 2017.

“YuMe’s execution and financial performance remain strong.  We believe that announcing a special dividend and a quarterly dividend exemplifies our commitment to delivering shareholder value along with continued solid financial performance,” said Paul Porrini, YuMe's President and Chief Executive Officer.

The Company is reiterating its previous guidance calling for adjusted EBITDA in the range of $3.5 million to $6.0 million in the current quarter ending June 30, 2017; it plans to announce its financial results for the second quarter 2017 on or about August 8, 2017.

YuMe continues to work with Deutsche Bank, its financial advisor, in evaluating additional value-enhancing initiatives. This process is active and ongoing. The Company will provide an update to this process when it determines that further disclosures are appropriate.

YuMe reported $68.5 million in cash, cash equivalents and marketable securities and no debt as of March 31, 2017.

Future declarations of quarterly dividends and the establishment of future record and payment dates are subject to the final determination of YuMe’s Board of Directors.

About YuMe

YuMe, Inc. (NYSE: YUME) is a leading provider of global audience technologies, curating relationships between brand advertisers and consumers of premium video content across a growing range of connected devices. Combining data-driven technologies with deep insight into audience behavior, YuMe offers brand advertisers end-to-end marketing software that establishes greater brand resonance with engaged consumers. It is the evolution of brand advertising for an ever-expanding video ecosystem. YuMe is headquartered in Redwood City, California, with worldwide offices. For more information, visit YuMe.com/pr, follow @YuMeVideo and like YuMe on Facebook.

YuMe is a trademark of YuMe, Inc. All other brands, products or service names are or may be trademarks or service marks of their respective owners.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events. All statements other than statements of historical fact are statements that could be forward-looking statements, including, but not limited to our statements about future prospects and growth strategy, potential strategic and cost-savings activity, our operating results, financial goals, market trends, and quotations from management. These forward-looking statements are subject to risks and uncertainties, assumptions and other factors that could cause actual results and the timing of events to differ materially from what may be expressed or implied in our forward-looking statements. Factors that could cause or contribute to such differences include adaptation to new, changing and competitive technologies and trends in a dynamic market, competitive trends in a dynamic market, our history of net losses and limited operating history, our fluctuating quarterly results of operations, risks associated with margin shifts in the industry, and our dependence on a limited number of customers in a highly competitive industry. These and other risk factors are discussed under “Risk Factors” in YuMe’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 that has been filed with the U.S. Securities and Exchange Commission (the “SEC”), and in our future filings and reports with the SEC. The forward-looking statements in this press release are based on information available to YuMe as of the date hereof, and YuMe assumes no obligation to update any forward-looking statements.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”), we report in this press release and on our webcast adjusted EBITDA, which is a non-GAAP financial measure. We calculate adjusted EBITDA as net income (loss), excluding income taxes, interest expense, depreciation and amortization, stock-based compensation and non-recurring proxy contest, asset impairment and restructuring expenses. We believe that adjusted EBITDA provides useful information to investors in understanding our operating results in the same manner as management and the board of directors. This non-GAAP information is not necessarily comparable to non-GAAP information presented by other companies. Non-GAAP financial information should not be viewed as a substitute for, or superior to, financial information prepared in accordance with GAAP. Users of this non-GAAP financial information should consider the types of events and transactions for which adjustments have been made.

We have included adjusted EBITDA in this release and on our webcast because it is a key measure we use to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, we believe that adjusted EBITDA can provide a useful measure for period-to-period comparisons of our operating results because it excludes some expenses that may mask underlying trends.

Adjusted EBITDA is a non-GAAP financial measure that we calculate as net income (loss), adjusted to exclude income taxes, interest expense, depreciation and amortization, stock-based compensation and non-recurring proxy contest, asset impairment and restructuring expenses. We believe that adjusted EBITDA provides useful information to investors in understanding and evaluating our operating results in the same manner as management and the board of directors. This non-GAAP information is not necessarily comparable to non-GAAP information of other companies. Non-GAAP information should not be viewed as a substitute for, or superior to, net income prepared in accordance with GAAP as a measure of our profitability or liquidity. Users of this financial information should consider the types of events and transactions for which adjustments have been made.

In the following table, the non-GAAP financial measures presented in this press release are reconciled to the most directly comparable GAAP financial measures.

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Investor Relations

Frank Barbieri

ir@yume.com

650-503-7912

YuMe, Inc.

GAAP TO NON-GAAP RECONCILIATION OF SECOND QUARTER FISCAL 2017 BUSINESS OUTLOOK

(In thousands)

(Unaudited)

	Range for Three Months Ending June 30, 2017
	Low	High
Business outlook: GAAP net income	$1,000	$3,000
Estimated adjustments:
Interest expense	(2)	-
Income tax (benefit) expense	(1)	100
Depreciation and amortization expense	1,305	1,410
Stock-based compensation expense	1,200	1,500
Total estimated adjustments	2,502	3,010
Business outlook: Non-GAAP adjusted EBITDA	$3,502	$6,010